Morgan Stanley Institutional Fund Trust - Strategic
Income Portfolio
Item 77O- Transactions effected pursuant to Rule
10f-3

Securities Purchased:  Whole Foods Market Inc.
5.200% due 12/3/2025
Purchase/Trade Date:	  11/30/2015
Offering Price of Shares: $99.861
Total Amount of Offering:  $1,000,000,000
Amount Purchased by Fund: $25,000
Percentage of Offering Purchased by Fund: .003
Percentage of Fund's Total Assets: .25
Brokers:  J.P. Morgan Securities LLC, Morgan
Stanley & Co. LLC, Wells Fargo Securities, LLC,
Goldman, Sachs & Co., William Blair & Company,
LLC
Purchased From: JP Morgan
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.